Exhibit 99.1

VCA Antech, Inc. Increases Financial Guidance for Fiscal Year 2004 and Provides Financial Guidance for the Second Quarter of 2004

   LOS ANGELES--(BUSINESS WIRE)--April 27, 2004--VCA Antech, Inc. (Nasdaq:WOOF), a leading animal health care company in the United States, provides the following revised guidance for all investors in adherence with Regulation Fair Disclosure as issued by the United States Securities and Exchange Commission, SEC, and encourages all current and potential investors to review the disclosure regarding forward-looking statements in this press release as well as in all financial documents filed with the SEC. All guidance amounts are before any potential special items.
   In response to its strong performance for the first quarter of 2004, VCA Antech is increasing its financial guidance for the year ending December 31, 2004 as follows:

   -- Projected revenue to a range of $592.0 million to $604.0 million,

   -- Projected operating income to a range of $127.0 million to $128.0 million,

   -- Projected net income to a range of $59.4 million to $60.4 million,

   -- Projected diluted earnings per common share to a range of $1.43 to $1.44.

   During the first quarter ended March 31, 2004, the Company recognized a before and after-tax benefit of $1.1 million, or $0.03 per diluted common share, for the settlement of an insurance claim relating to a prior legal settlement. This reimbursement has been reflected in the revised projected operating income, projected net income and projected diluted earnings per common share above.
   Financial guidance for the three months ended June 30, 2004 is as follows: revenue from $154.0 million to $157.0 million and diluted earnings per common share from $0.42 to $0.43.

   Statements contained in this release that are not based on historical information are forward-looking statements that involve risks and uncertainties. Actual results may vary substantially as a result of a variety of factors. Among the important factors that could cause actual results to differ are the level of direct costs and the ability of the Company to maintain revenue at a level necessary to maintain expected operating margins; the level of selling, general and administrative costs; the effects of competition; the efficient integration of the Company's acquisitions; the effects of the Company's recent acquisitions and its ability to effectively manage its growth; the ability of the Company to service its debt; the continued implementation of its management information systems; pending litigation and governmental investigations; general economic conditions; and the results of the Company's acquisition program. These and other risk factors are discussed in the Company's recent filing with the SEC on Form 10-K and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.
   VCA Antech owns, operates and manages the largest networks of freestanding veterinary hospitals and veterinary-exclusive clinical laboratories in the country.

    CONTACT: VCA Antech, Inc.
             Tom Fuller, Chief Financial Officer, 310-571-6505